FOR IMMEDIATE RELEASE		August 3, 2022
Media Contact: Analyst Contact:	Alan Bunnell (602) 250-3376 Amanda Ho (602) 250-3334
Website:	pinnaclewest.com

PINNACLE WEST REPORTS LOWER 2022 SECOND-QUARTER RESULTS

•Quarterly results consistent with expectations; full-year 2022 earnings guidance maintained

•Customer and sales growth continue to bolster the company’s underlying fundamentals

•EPA recognizes APS as 2022 ENERGY STAR® Partner of the Year

PHOENIX – Pinnacle West Capital Corp. (NYSE: PNW) today reported consolidated net income attributable to common shareholders of $164.3 million, or $1.45 per diluted share of common stock, for the quarter ended June 30, 2022. This result compares with earnings of $215.7 million, or $1.91 per share, in the same 2021 period.

As with the 2022 first quarter, the company’s second-quarter results reflect the unfavorable outcome of the company’s recent general rate case, which was implemented on Dec. 1, 2021. As a result of that rate decision, the Company is no longer deferring costs related to the Four Corners selective catalytic reduction (SCR) and Ocotillo modernization projects to a regulatory asset. These costs are now reflected in the income statement and result in a reduction in net income. Other factors negatively affecting the 2022 second-quarter results were higher depreciation and amortization expense due to increased plant assets and updated depreciation rates; lower revenue driven by the inability to continue using alternative revenue accounting treatment for the lost fixed cost recovery (LFCR) mechanism; and higher operations and maintenance expense. These negative factors were partially offset by customer growth and lower income taxes.

“Second-quarter results were in line with our expectations, and we remain well-positioned to meet our financial commitments for the full year,” said Pinnacle West Chairman, President and Chief Executive Officer Jeff Guldner, citing strong year-over-year second-quarter sales growth of 3.2%, robust customer growth of 2%, superior reliability and operating performance by employees, and continued cost management.

EPA Recognizes Company’s Energy Efficiency and Demand Response Programs
For the second consecutive year, the Environmental Protection Agency (EPA) recognized Arizona Public Service with the ENERGY STAR Partner of the Year Award for excellence in customer energy efficiency programs. These offerings include the APS Marketplace, a one-stop online shop that offers customers smart energy products at competitive prices, and the company’s Cool Rewards program. In the last year alone, these and other APS energy efficiency programs have helped the company manage energy demand and reduce lifetime carbon dioxide emissions by 2.3 billion pounds – the equivalent of removing 224,791 gasoline-powered passenger vehicles from Arizona roadways.

“In its fourth year of operation, our Cool Rewards demand response program essentially operates as a virtual power plant where our customers provide nearly 100 megawatts of flexible, clean capacity,” said Guldner. “The program connects nearly 66,000 APS customers with smart thermostat technology that helps them save money, while also playing an integral role in conserving energy when the demand on the electric grid is at its highest. This partnership helps us ensure reliable, uninterrupted service to our customers on the hottest Arizona days, while also assisting us on our journey to 100% clean and carbon-free electricity by 2050.”

APS Helping Customers Manage Their Energy Use, Bills, Heat
In addition to its award-winning energy efficiency programs, APS provides a variety of resources and money-saving tips to help customers stay comfortable and manage their electric bills through summer’s scorching temperatures.

The APS mobile app and aps.com let customers check their energy use, access energy-saving tips customized to their service plan, and monitor and report outages.

Additionally, in the face of extreme temperatures and prolonged heat, APS has expanded its heat-relief initiatives, including partnering with local community organizations to aid the state’s most vulnerable populations. This includes support for The Salvation Army’s network of 18 cooling and hydration stations across Arizona; a collaboration with the Foundation for Senior Living offering emergency repair or replacement of AC systems during the scorching summer months; and an emergency shelter and eviction-protection program in partnership with St. Vincent de Paul.

The company also offers a variety of assistance programs for those who are struggling with their bill. These offerings include the Energy Support programs, which provide limited-income customers with a monthly discount on their bill; Crisis Bill Assistance, providing up to $800 annually to qualified limited-income customers who experience unexpected financial hardship; and Project SHARE, a Salvation Army-administered service providing up to $300 annually in emergency energy bill assistance.

APS customers needing aid are encouraged to visit aps.com/support for a full list of assistance programs, including up-to-date details on year-round financial resources and support.

Financial Outlook
For 2022, the company continues to expect its consolidated earnings guidance will be in the range of $3.90 to $4.10 per diluted share on a weather-normalized basis. Key factors and assumptions underlying the 2022 outlook can be found in the second-quarter 2022 earnings presentation slides at pinnaclewest.com/investors.

Conference Call and Webcast
Pinnacle West invites interested parties to listen to the live webcast of management’s conference call to discuss the company’s 2022 second-quarter results, as well as recent developments, at noon ET (9 a.m. Arizona time) today, August 3. Join the live webcast at www.pinnaclewest.com/presentations for audio of the call and slides, or dial (888) 506-0062 or (973) 528-0011 for international callers and enter participant access code 507998. A replay of the webcast can be accessed for 30 days at pinnaclewest.com/presentations. A replay of the call also will be available until 11:59 p.m. ET, Wednesday, Aug. 10, 2022, by calling (877) 481-4010 in the U.S. and Canada or (919) 882-2331 internationally and entering replay passcode 45856.

General Information
Pinnacle West Capital Corp., an energy holding company based in Phoenix, has consolidated assets of approximately $23 billion, about 6,300 megawatts of generating capacity and nearly 5,900 employees in Arizona and New Mexico. Through its principal subsidiary, Arizona Public Service, the company provides retail electricity service to more than 1.3 million Arizona homes and businesses. For more information about Pinnacle West, visit the company’s website at pinnaclewest.com.

Dollar amounts in this news release are after income taxes. Earnings per share amounts are based on average diluted common shares outstanding. For more information on Pinnacle West’s operating statistics and earnings, please visit pinnaclewest.com/investors.

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements based on current expectations. These forward-looking statements are often identified by words such as "estimate," "predict," "may," "believe," "plan," "expect," "require," "intend," "assume," "project," "anticipate," "goal," "seek," "strategy," "likely," "should," "will," "could," and similar words. Because actual results may differ materially from expectations, we caution readers not to place undue reliance on these statements. Several factors could cause future results to differ materially from historical results, or from outcomes currently expected or sought by Pinnacle West or APS. These factors include, but are not limited to:

•the potential effects of the continued COVID-19 pandemic, including, but not limited to, demand for energy, economic growth, our employees and contractors, vaccine mandates, supply chain, expenses, inflation, capital markets, capital projects, operations and maintenance activities, uncollectable accounts, liquidity, cash flows or other unpredictable events;
•our ability to manage capital expenditures and operations and maintenance costs while maintaining reliability and customer service levels;
•variations in demand for electricity, including those due to weather, seasonality (including large increases in ambient temperatures), the general economy or social conditions, customers and sales growth (or decline), the effects of energy conservation measures and distributed generation, and technological advancements;
•the potential effects of climate change on our electric system, including as a result of weather extremes such as prolonged drought and feverish temperature variations in the area where APS conducts its business;
•power plant and transmission system performance and outages;
•competition in retail and wholesale power markets;
•regulatory and judicial decisions, developments and proceedings;
•new legislation, ballot initiatives and regulation, including those relating to environmental requirements, regulatory and energy policy, nuclear plant operations and potential deregulation of retail electric markets;
•fuel and water supply availability;
•our ability to achieve timely and adequate rate recovery of our costs through our rates and adjustor recovery mechanisms, including returns on and of debt and equity capital investment;
•our ability to meet renewable energy and energy efficiency mandates and recover related costs;
•the ability of APS to achieve its clean energy goals (including a goal by 2050 of 100% clean, carbon-free electricity) and, if these goals are achieved, the impact of such achievement on APS, its customers, and its business, financial condition and results of operations;
•risks inherent in the operation of nuclear facilities, including spent fuel disposal uncertainty;
•current and future economic conditions in Arizona, including in real estate markets;
•the direct or indirect effect on our facilities or business from cybersecurity threats or intrusions, data security breaches, terrorist attack, war, acts of war, international sanctions, physical attack, severe storms, or other catastrophic events, such as fires, explosions, pandemic health events, or similar occurrences;
•the development of new technologies which may affect electric sales or delivery;
•the cost of debt and equity capital and the ability to access capital markets when required;
•general economic conditions, including inflation rates, monetary fluctuations, and supply chain constraints;
•environmental, economic and other concerns surrounding coal-fired generation, including regulation of greenhouse gas emissions;
•volatile fuel and purchased power costs;
•the investment performance of the assets of our nuclear decommissioning trust, pension, and other postretirement benefit plans and the resulting impact on future funding requirements;
•the liquidity of wholesale power markets and the use of derivative contracts in our business;
•potential shortfalls in insurance coverage;

•new accounting requirements or new interpretations of existing requirements;
•generation, transmission and distribution facility and system conditions and operating costs;
•the ability to meet the anticipated future need for additional generation and associated transmission facilities in our region;
•the willingness or ability of our counterparties, power plant participants and power plant landowners to meet contractual or other obligations or extend the rights for continued power plant operations; and
•restrictions on dividends or other provisions in our credit agreements and Arizona Corporation Commission orders.

These and other factors are discussed in Risk Factors described in Part 1, Item 1A of the Pinnacle West/APS Annual Report on Form 10-K for the fiscal year ended Dec. 31, 2021, and in Part II, Item 1A in of the Pinnacle West/APS Quarterly Reports on Forms 10-Q for the quarters ended March 31, 2022, and June 30, 2022, which readers should review carefully before placing any reliance on our financial statements or disclosures. Neither Pinnacle West nor APS assumes any obligation to update these statements, even if our internal estimates change, except as required by law.

# # #

PINNACLE WEST CAPITAL CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
(unaudited)
(dollars and shares in thousands, except per share amounts)

	THREE MONTHS ENDED		SIX MONTHS ENDED
	JUNE 30,		JUNE 30,
	2022	2021	2022	2021

Operating Revenues	$1,061,669	$1,000,249	$1,845,200	$1,696,724

Operating Expenses
Fuel and purchased power	352,187	269,835	617,456	468,062
Operations and maintenance	245,387	229,690	463,729	459,745
Depreciation and amortization	186,497	158,750	373,102	316,570
Taxes other than income taxes	54,118	59,495	112,116	118,978
Other expenses	385	4,093	1,210	7,449
Total	838,574	721,863	1,567,613	1,370,804

Operating Income	223,095	278,386	277,587	325,920

Other Income (Deductions)
Allowance for equity funds used during construction	12,086	9,990	21,833	19,197
Pension and other postretirement non-service credits - net	25,257	28,175	49,066	55,966
Other income	1,682	12,207	3,386	24,636
Other expense	(4,584)	(5,184)	(8,006)	(9,037)
Total	34,441	45,188	66,279	90,762

Interest Expense
Interest charges	68,103	62,777	133,492	124,715
Allowance for borrowed funds used during construction	(5,873)	(5,199)	(10,355)	(10,193)
Total	62,230	57,578	123,137	114,522

Income Before Income Taxes	195,306	265,996	220,729	302,160

Income Taxes	26,688	46,560	30,849	42,210

Net Income	168,618	219,436	189,880	259,950

Less: Net income attributable to noncontrolling interests	4,306	3,739	8,612	8,612

Net Income Attributable To Common Shareholders	$164,312	$215,697	$181,268	$251,338

Weighted-Average Common Shares Outstanding - Basic	113,172	112,882	113,137	112,855

Weighted-Average Common Shares Outstanding - Diluted	113,369	113,223	113,332	113,158

Earnings Per Weighted-Average Common Share Outstanding
Net income attributable to common shareholders - basic	$1.45	$1.91	$1.60	$2.23
Net income attributable to common shareholders - diluted	$1.45	$1.91	$1.60	$2.22